Exhibit 99.1

FXCM to Sell FXCM Japan to Rakuten Sec for $62 Million

New York -- March 25, 2015 -- FXCM Inc. (NYSE:FXCM) a leading online provider of foreign exchange (FX) trading and related services, today announced that FXCM Holdings, LLC and FXCM Newco, LLC (“FXCM”) have signed a definitive agreement to sell FXCM Japan Securities Co., Ltd (“FXCM Japan”) to Rakuten Securities, Inc. (“Rakuten Sec”), a top 5 FX broker in Japan, and a subsidiary of Rakuten, Inc. (“Rakuten”) (TOKYO:4755), one of the world’s largest Internet services companies, for a purchase price of approximately $62 million.

Rakuten Sec will continue to use the FXCM trading system for legacy FXCM Japan clients and will be notifying clients once the deal is finalized.

The transaction is expected to close on April 1, 2015, subject to customary closing conditions and the final purchase price will be based on FXCM Japan’s March 31, 2015 balance sheet.

“We are pleased to announce this transaction with Rakuten Sec, as they are an innovative and strong firm,” said Drew Niv, CEO of FXCM. “We are confident that they will provide the same level of excellent service and trading environment that our account holders have experienced at FXCM.”

“We are delighted to invite FXCM Japan to Rakuten group,” said Yuji Kusunoki, President of Rakuten Sec. “We believe that our combined capability will enhance our strategy to be the top FX service provider in Japan.”

Pinnacle Inc. served FXCM as financial advisor on the deal.

About FXCM Inc.

FXCM Inc. (NYSE:FXCM) is a leading provider of online foreign exchange (forex) trading, CFD trading, spread betting and related services. Our mission is to provide global traders with access to the world’s largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market.

Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

Visit www.fxcm.com and follow us on Twitter @FXCM, Facebook FXCM, Google+ FXCM or YouTube FXCM.

About Rakuten Sec

Rakuten Securities, Inc., a subsidiary of Rakuten, Inc., is one of the major online brokers in Japan, founded in 1999. Rakuten Sec is ranked 3rd in terms of equities trading value and 5th in terms of FX trading value in the Japanese securities market.

About Rakuten

Rakuten, Inc. (TOKYO:4755) is one of the world's leading Internet services companies. Rakuten provides a variety of products and services for consumers and businesses, with a focus on e-commerce, finance, and digital content. Since 2012, Rakuten has been ranked among the world’s ‘Top 20 Most Innovative Companies’ in Forbes magazine’s annual list. Rakuten is expanding worldwide and currently operates throughout Asia, Europe, the Americas and Oceania. Founded in 1997, Rakuten is headquartered in Tokyo, with over 14,000 employees and partner staff worldwide.

For more information: http://global.rakuten.com/corp/.

CONTACT: FXCM Inc.

Jaclyn Klein, 646-432-2463

Vice-President, Corporate Communications

jklein@fxcm.com

investorrelations@fxcm.com